Exhibit 2.7

Third Amendment to Asset Purchase Agreement

THIS THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 18, 2010 by and among MainRock II Chandler, LLC, a Delaware limited liability company (“Chandler Seller”), MainRock II Chantilly, LLC, a Delaware limited liability company (“Chantilly Seller”), MainRock, LLC, a Delaware limited liability company (“El Segundo Seller”), 365 Jack London Square, LLC, a Delaware limited liability company (“Oakland Seller”), and Rincon 365 Borrower, LLC, a Delaware limited liability company (“San Francisco Seller” and with Chandler Seller, Chantilly Seller, El Segundo Seller and Oakland Seller, each individually a “Seller” and, collectively, the “Sellers”), each with an address c/o Rockwood Capital, LLC, Two Embarcadero Center, 23rd Floor, San Francisco, CA 94111, and Digital Realty Trust, L.P., a Maryland limited partnership (the “Purchaser”), with an address at 560 Mission Street, Suite 2900, San Francisco, CA 94105, and amends that certain Asset Purchase Agreement among the Sellers and the Purchaser dated as of June 1, 2010, as amended by a First Amendment to Asset Purchase Agreement among the Sellers and the Purchaser dated as of June 16, 2010 (the “First Amendment”) and by a Second Amendment to Asset Purchase Agreement among the Sellers and the Purchaser dated as of June 17, 2010 (as so amended, the “Original Agreement” and as amended by this Amendment, the “Purchase Agreement”). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings given to them in the Original Agreement.

For mutual consideration, the receipt and sufficiency of which are hereby acknowledged by the Sellers and the Purchaser, the Sellers and the Purchaser hereby amend the Original Agreement as set forth below.

1.	Extension of Due Diligence Period for Lease Reviews. The parties acknowledge that certain amendments and/or change orders to certain of the Leases (the “Omitted Amendments”) inadvertently were not made available to the Purchaser until the Leases were re-posted on the Sellers’ diligence website on June 15, 2010 and, accordingly, the Due Diligence Period shall be extended until 5:00 PM (Pacific time) on June 24, 2010 solely for the limited purpose of reviewing the Leases including, without limitation, for the purpose of determining whether the Leases disclose any Adverse Discovery or disclose any other matter that, upon further investigation by the Purchaser, results in the discovery of an Adverse Discovery. Such extension of the Due Diligence Period until June 24, 2010 shall be the Purchaser’s sole right and remedy in connection with the Sellers’ failure to post the Omitted Amendments on the Sellers’ diligence website on or before the date of the Original Agreement including, without limitation, pursuant to the representation and warranty made by each Seller in Section 6.1(i), but such limitation on the Purchaser’s rights and remedies shall not apply in respect of any Omitted Amendments that were not re-posted on June 15, 2010.

2.

Form of Estoppel Certificate. Notwithstanding the provisions of Section 5.1(c)(i) of the Original Agreement, with respect to the Tenants under the Leases listed on Exhibit A to this Amendment only (an “Exhibit A Tenant”), the form of estoppel certificate attached as Exhibit 5.1(c)(i) to the Original Agreement shall be replaced with the form of estoppel certificate attached as Exhibit B to this Amendment; provided, however, that if on or before June 21, 2010 an Exhibit A Tenant has returned its executed estoppel certificate to the Sellers, then the applicable Seller shall promptly request that such Tenant execute at such Seller’s discretion either a new estoppel certificate in the form attached as Exhibit B to this Amendment or a supplement to such previously executed estoppel certificate in the form attached as Exhibit C to this Agreement. In order for an estoppel certificate from an Exhibit A Tenant to meet the requirements of Section 5.1(c) of the Purchase Agreement, such Exhibit A Tenant must execute an estoppel certificate substantially in the form attached as Exhibit B to this Amendment or a supplement substantially in the form attached as Exhibit C to this Agreement to a previously executed estoppel certificate, although the deletion by such Exhibit A Tenant of the provisions in such new estoppel certificate or such supplement as to the additional charges shown in Exhibit A to this Agreement (i.e. fixed charges for telco, cross-connect, roof or power) (the “Additional Fixed Charges”) shall not be sufficient to disqualify such estoppel certificate or such supplement (when such supplement is coupled with the previously executed estoppel certificate) from meeting the requirements of Section 5.1(c) of the Purchase Agreement. If an Exhibit A Tenant delivers only an estoppel certificate in the form attached as Exhibit 5.1(c)(i) to the Original Agreement that otherwise would satisfy the requirements of Section 5.1(c) of the Purchase Agreement but for the provisions of this Section 2 of this Amendment, then such estoppel certificate shall be deemed to satisfy the requirements of Section 5.1(c) of the Purchase Agreement if the applicable Seller delivers at Closing an estoppel certificate executed by such Seller as to the Additional Fixed Charges payable by such Tenant (a “Seller Additional Charges Estoppel”). The applicable Seller shall have no liability for any matter set forth in a Seller Additional Charges Estoppel if the Purchaser subsequently receives an estoppel certificate from the applicable Exhibit A Tenant substantially in the form attached as Exhibit B to this Amendment or a supplement substantially in the form attached as Exhibit C to this Agreement to a previously executed estoppel certificate except to the extent the information in such tenant estoppel is inconsistent with such Seller Additional Charges Estoppel; provided, however, that the deletion by the Tenant of the provisions therein as to the Additional Fixed Charges shall not be deemed to be inconsistent with such Seller Additional Charges Estoppel, and the applicable Seller shall have no liability for any matter set forth in a Seller Additional Charges Estoppel if the applicable Exhibit A Tenant delivers an estoppel substantially in the form attached as Exhibit B to this Amendment or a supplement substantially in the form attached as Exhibit C to this Agreement to a previously executed estoppel certificate with the provisions therein as to the Additional Fixed Charges deleted.

3.	Purchaser Review of Estoppel Certificates. Section 5.1(c)(ii) of the Original Agreement is hereby amended by adding the following at the end of such Section 5.1(c)(ii):

Notwithstanding the foregoing, the five (5) Business Day Purchaser objection period for estoppel certificates set forth in the preceding sentence is subject to the following:

(A)	The Sellers and the Purchaser acknowledge that all of the estoppel certificates sent out by the Sellers to the Tenants describe the documents constituting the applicable Lease using the instrument numbers (each a “Lease Document Instrument Number”) for such Lease documents in the Schedule of Leases. If a Tenant completing an estoppel certificate modifies the manner in which such Lease documents are described (e.g., such Tenant list the names of the applicable Lease documents and the execution date(s) and/or effective date(s) in lieu of using the applicable Lease Document Instrument Number(s)), then unless the applicable Seller provides to the Purchaser at the time it delivers such modified estoppel certificate to the Purchaser a table showing the Lease Document Instrument Number(s) corresponding to such Lease documents as described by such Tenant, the Purchaser shall have the right to object to such estoppel certificate within ten (10) Business Days of its receipt in lieu of five (5) Business days. The Purchaser shall have the right to extend the Closing Date in order to provide it with the time allotted in this Section 5.1(c)(ii)(A) to review estoppel certificates received from Tenants by giving written notice to such effect to Sellers not less than three (3) Business Days prior to the then scheduled Closing Date; and

(B)	With respect to the estoppel certificates executed by Tenants and delivered to the Purchaser for its review on or before the date of this Amendment, such estoppel certificates shall be deemed to have been delivered to the Purchaser as of June 21, 2010.

4.	Sellers Additional Extension Right for Exhibit A Lease Estoppels. In addition to any other right of the Sellers to extend the Closing Date including, without limitation, its right to extend the Closing Date for up to 30 days as set forth in the paragraph following Section 5.1(h), the Sellers shall have the right to further extend the Closing Date for up to an additional thirty (30) days (e.g., 30 days plus the 30 days provided for in the paragraph following Section 5.1(h)) solely for the purpose of satisfying the condition set forth in Section 5.1(c) with respect to the Leases listed in Exhibit A to this Amendment. Any right of the Sellers to extend the Closing Date set forth in this Agreement including, without limitation, pursuant to this Section 4, shall be exercised by the Sellers giving an Extension Notice no later than five (5) Business Days prior to the then scheduled Closing Date.

5.	Closing Date. Section 7.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following new Section 7.1:

7.1

Closing Date. Subject to each Seller’s right to extend the Closing Date as provided in this Agreement, the closing hereunder shall take place at the office of the Sellers’ counsel, Goodwin Procter LLP, Three Embarcadero Center, 24th Floor, San Francisco, CA 94111 at 10:00 a.m., or with the Title Company through customary escrow closing arrangements reasonably acceptable to the Sellers and the Purchaser (the “Closing”) on July 7, 2010 or such earlier date and time as may be agreed to by the parties (the “Closing Date). Notwithstanding the foregoing, Purchaser shall have the right to extend the Closing Date for up to an additional fifteen (15) days in total by giving written notice to such effect to Sellers on or before July 2, 2010 and by increasing the amount of the Deposit by an additional $10,000,000 (i.e. from $15,000,000 to $25,000,000) by wire transfer to Escrow Agent by the close of business on July 2, 2010. If the Purchaser elects to extend the Closing Date as provided for in the preceding sentence or in Section 5.1(c)(ii)(A), then, notwithstanding anything to the contrary contained in this Agreement, any right of the Sellers to extend the Closing Date pursuant to this Agreement shall be reduced by the aggregate number of days that the Purchaser extended the Closing Date pursuant to this Section 7.1 and/or Section 5.1(c)(ii)(A).

Notwithstanding anything to the contrary contained in the Original Agreement, if the Due Diligence Period is extended for up to fourteen (14) days pursuant to Section 3 of the First Amendment in connection with the Chantilly Property Coordination Study, then (i) the Closing Date shall be automatically extended until that date which is four(4) Business days after the expiration of such extended Due Diligence Period and (ii) the July 2, 2010 date set forth above in this Section 5 of this Amendment for the extension by the Purchaser of the Closing Date for up to an additional fifteen (15) days and the funding of an additional $10,000,000 Deposit in connection therewith shall be extended automatically by one day for each day that the Closing Date is so extended as a result thereof.

6.	Additional Exception to Property Changed Circumstance MAE Condition. The condition set forth in Section 5.1(g) of the Original Agreement shall not apply during the period of any extension of the Closing Date by the Sellers for the sole purpose of providing the Sellers with additional time to obtain estoppel certificates from the Exhibit A Tenants substantially in the form attached as Exhibit B to this Amendment or a supplement substantially in the form attached as Exhibit C to this Agreement to a previously executed estoppel certificate.

Except as expressly set forth in this Amendment, the Original Agreement remains unmodified and in full force and effect including, without limitation, any provisions thereof that expressly allow the Purchaser to extend the Closing Date.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as an instrument under seal and as of the date first written above.

SELLERS:

MainRock II Chandler, LLC, a Delaware limited liability company

By:	/s/ Peter J. Falco
Name:	Peter J. Falco
Title:	Authorized Person

MainRock II Chantilly, LLC, a Delaware limited liability company

By:	/s/ Peter J. Falco
Name:	Peter J. Falco
Title:	Authorized Person

MainRock, LLC, a Delaware limited liability company

By:	/s/ Peter J. Falco
Name:	Peter J. Falco
Title:	Authorized Person

365 Jack London Square, LLC, a Delaware limited liability company

By:	/s/ Peter J. Falco
Name:	Peter J. Falco
Title:	Authorized Person

Rincon 365 Borrower, LLC, a Delaware limited liability company

By:	/s/ Peter J. Falco
Name:	Peter J. Falco
Title:	Authorized Person

PURCHASER:

DIGITAL REALTY TRUST, L.P., a Maryland limited partnership

By:	Digital Realty Trust, Inc., a Maryland corporation, Its general partner

	By:	/s/ Scott Peterson
	Name:	Scott Peterson
	Title:	SVP